Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Quinn, President and Chief Executive Officer
TELEPHONE: (845) 790-1501

RHINEBECK BANCORP, INC. ANNOUNCES CLOSING
OF REORGANIZATION AND STOCK OFFERING

Poughkeepsie, New York, January 16, 2019 – Rhinebeck Bancorp, Inc. (the "Company"), the holding company for Rhinebeck Bank, announced today that it had closed its stock offering in connection with the completion of the reorganization of Rhinebeck Bank and Rhinebeck Bancorp, MHC into the two-tier mutual holding company form of organization.

The Company sold 4,787,315 shares of common stock at a price of $10.00 per share in its subscription offering, including 436,425 shares sold to Rhinebeck Bank's employee stock ownership plan.  Upon closing, 11,133,290 shares of the Company's common stock are outstanding, including 6,345,975 shares issued to Rhinebeck Bancorp, MHC.

Persons wishing to confirm their stock allocations may contact the Stock Information Center at (845) 763-4733, which will be open for this purpose from 10:00 a.m. to 4:00 p.m., Eastern Time.

Shares of the Company's common stock are expected to begin trading on January 17, 2019 on the Nasdaq Capital Market under the trading symbol "RBKB." The Company's transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled in full, any refund due on or about January 17, 2019.

Sandler O'Neill & Partners, L.P. acted as marketing agent for the Company in connection with the stock offering. Luse Gorman, PC acted as legal counsel to the Company and Rhinebeck Bank.  Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Sandler O'Neill & Partners, L.P.

About Rhinebeck Bank

Rhinebeck Bank has served the banking needs of its customers in the central Hudson Valley region of New York State since 1860. It operates from its executive offices/headquarters in Poughkeepsie, New York and 11 branch offices located in Dutchess, Orange and Ulster Counties, New York. At September 30, 2018, Rhinebeck Bank and its mutual holding company, Rhinebeck Bancorp, MHC, had consolidated total assets of $819.7 million, total deposits of $691.7 million and total equity of $57.0 million.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank is engaged.